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                                                                                                                   EXHIBIT 12.01


                                            THE HARTFORD FINANCIAL SERVICES GROUP, INC.

                                  COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
                                    TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS [1]




(In millions)                                                         2001          2000          1999          1998          1997
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
   EARNINGS                                                       $    354      $  1,418      $  1,235      $  1,475      $  1,703
ADD:
FIXED CHARGES
   Interest expense                                                    295           250           219           216           213
   Interest factor attributable to rentals                              72            67            61            54            48
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   TOTAL FIXED CHARGES                                                 367           317           280           270           261
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   Interest credited to contractholders                              1,260         1,124         1,197         1,475         1,180
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   TOTAL FIXED CHARGES INCLUDING INTEREST CREDITED TO
     CONTRACTHOLDERS                                                 1,627         1,441         1,477         1,745         1,441
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EARNINGS, AS DEFINED                                                   721         1,735         1,515         1,745         1,964
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EARNINGS, AS DEFINED INCLUDING INTEREST CREDITED TO
   CONTRACTHOLDERS                                                $  1,981      $  2,859      $  2,712      $  3,220      $  3,144
===================================================================================================================================
RATIOS
   Earnings, as defined, to total fixed charges [2]                    2.0           5.5           5.4           6.5           7.5
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   Earnings, as defined,  including interest credited to
     contractholders,  to total fixed charges including interest
     credited to contractholders [3]                                   1.2           2.0           1.8           1.8           2.2
===================================================================================================================================

[1] The Company had no dividends on preferred stock for the years 1997 to 2001.
[2] Excluding the impact of September 11 of $678, the 2001 ratio of earnings to fixed charges was 3.8. Excluding the equity gain on HLI initial public offering of $368, the 1997 ratio of earnings to fixed charges was 6.1.
[3] Excluding the impact of September 11 of $678, the 2001 ratio of earnings to fixed charges including interest credited to contractholders was 1.6. Excluding the equity gain on HLI initial public offering of $368, the 1997 ratio of earnings to fixed charges including interest credited to contractholders was 1.9.

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